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                                                                  EXHIBIT (8)(a)

                                    AGREEMENT

It is hereby agreed as follows:

                                 I. THE PARTIES

A.       The AIG Life Companies

American International Life Assurance Company of New York ("AILIFE") is a New York stock life insurance corporation. AIG Life Insurance Company ("AIG Life") is a Pennsylvania stock life insurance company, AILIFE and AIG Life will be collectively referred to herein as the "Companies." An affiliated company of the Companies ("Distributor") is a broker/dealer, registered as such with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934 (the "1934 Act") and is a member of the National Association of Securities Dealers, Inc. (the "NASD"). Distributor acts as the distributor of variable annuity contracts and variable life insurance policies issued by the Companies and their affiliated companies.

B.       Delaware Management Company, Inc.

Delaware Management Company, Inc. ("Delaware") is a Delaware Corporation with its principal place of business in Philadelphia, Pennsylvania. Delaware acts as the investment manager for a number of mutual funds commonly known as the "Delaware Group of Funds."

                          II. BASIS FOR THIS AGREEMENT

The Companies wish to market insurance products using Delaware Group Premium Fund as soon as practical. Delaware wishes to manage a fund and component series which can be expected to reach a size that will ultimately be a profitable use of Delaware's resources.

The Companies and Delaware currently have effective registrations for Delaware Group Premium Fund, variable annuity contracts and registrations pending for variable life contracts.

The Companies and Delaware hereby agree that the Agreement between the Companies and Delaware's predecessor ("old Delaware") dated May 20, 1987 as assigned, is terminated effective on the date of this Agreement and that this Agreement constitutes the sole terms and conditions between the parties as set forth in
Section VII.A.

              III. RESPONSIBILITIES AND AUTHORITY OF THE COMPANIES

The Companies will be solely responsible for all marketing of the Delaware Group Premium Fund.

..        The Companies will determine all aspects of the product design and features except the investment management and policies of the underlying funds.

..        The Companies will have the exclusive right to use the Delaware Group
         Premium Fund in insurance products it chooses for a minimum of 2 years from the date of

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         the first public sale. This exclusive right will continue indefinitely if customer assets under management reach an economic size, $250 MM, for the Fund by the end of the 2 year period. The addition of another Series to the Fund will increase the amount by $50 MM for each Series.

         The Companies will be responsible for contract holder servicing, filing of reports and updated registrations, and other administrative matters related to the Variable Products or Separate Accounts.

                 IV. RESPONSIBILITIES AND AUTHORITY OF DELAWARE

Delaware will be solely responsible for and bear the cost of the management of the Delaware Group Premium Fund and its component Series. The Fund's Board of Directors will be responsible for setting the Fund's policies.

..        Delaware will provide investment and all administrative management for the Fund at the rate(s) and in the manner specified in the prospectus.

..        Delaware will pay for services up to specified limits during the first
         2 years following the date of first public sale as provided in Schedule A.

..        If the Fund does not reach $250 MM within 2 years of the date of the first public sale, Delaware has the right to market the Delaware Group Premium Fund to other separate accounts and the Companies will take whatever legal steps are reasonably requested to accomplish this objective. If legal and regulatory changes permit, Delaware may expand its marketing efforts beyond separate accounts if the $250 MM size is not reached within the said two year period.

..        Delaware will take all reasonable actions on a timely basis which are necessary to keep the Fund available for use by the Companies.

                  V. RIGHT TO DISCONTINUE THE VARIABLE PRODUCTS

The Companies may immediately discontinue offering any of the Variable Products at any time. In the event the Companies shall discontinue offering the Variable Products, Delaware shall have the right to offer the Fund to other insurers.

The Companies may immediately discontinue offering any of the Variable Products if either party reasonably determines that regulatory changes (including but not limited to securities, tax and insurance law, rulings or interpretations thereof) create a reasonable legal or financial risk with respect to future sales of such a Variable Product or Products.

                                 VI. TERMINATION

This Agreement may be terminated by Delaware at any time after five years from the date of first public sale upon the giving of 180 days' prior written notice; provided however that if the Fund does not reach $250 MM in assets by the end of 2 years from the date of first public sale, Delaware may terminate this Agreement upon 180 days notice. The Companies may terminate this Agreement upon 180 days prior, written notice. In the event of such termination, the parties will undertake whatever actions may be necessary to protect the Companies' responsibility to its policyholders as required

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by applicable state or federal law or regulation. Delaware will not take any action to cause any Companies policyholder to surrender, exchange or terminate any Variable Product sold hereunder unless otherwise agreed to by the parties.

                             VII. GENERAL PROVISIONS

A.       The Agreement

This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof which supersedes all proposals or agreements, oral or written, and all other communications or letters of intent between the parties related to the subject matter of this Agreement.

B.       Modification or Amendment

This Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the parties. Variance from the terms or conditions of this Agreement or any order of other written notification will be of no effect.

C.       Separability

If any provision or provisions of this Agreement shall be held, to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

D.       Assignment

This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable by either party hereto without the prior written consent of the other, and any purported assignment shall be void.

E.       Arbitration

Any controversy relating to this Agreement shall be determined by arbitration in the City of Wilmington, Delaware, in accordance with the Commercial Arbitration Rules of the American Arbitration Association using arbitrators who will follow substantive rules law. The dispute shall be determined by an arbitrator acceptable to both parties who shall be selected within 7 days of filing of notices of intention to arbitrate. Otherwise, the dispute shall be determined by a panel of three arbitrators selected as follows:

         Within 7 days of filing notice of intention to arbitrate, each party will appoint one arbitrator. These two arbitrators will then name a third arbitrator, who shall be an attorney admitted before the bar of any state of the United States, to preside over the panel. If either party fails to appoint an arbitrator within 7 days, either party may request the American Arbitration Association to appoint the necessary arbitrator(s) pursuant to its rules.

Arbitrators shall be compensated for their services at the standard hourly rate charged in their private professional activities. Each party will pay its own costs and expenses. Federal rules for civil procedure shall apply. All testimony shall be transcribed. The award of the panel shall be accompanied by findings of fact and a statement of reasons for the decision. All parties agree to be bound by the results of this arbitration; judgment upon the award so rendered may be entered and enforced in any court of

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competent jurisdiction. To the extent reasonably practicable, both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved. All matters relating to such arbitration shall be maintained in confidence.

F.       Waiver

No waiver by either party of any default by the other in the performance of any promise, term or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other convenant, promise, term or condition hereof. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.

G.       Acts Beyond the Control of the Parties

No liability shall result to either party, nor shall either party be deemed to be in default hereunder, as a result of delay in its performance or from its nonperformance hereunder caused by circumstances beyond its control, including but not limited to: act of God, act of war, riot, epidemic, fire, flood or other disaster, or act of government. Nevertheless, the party shall be required to be diligent in attempting to remove such cause or causes.

H.       Relationship

Each of the parties will act as an independent contractor under the terms of this Agreement and neither is now, or in the future, an agent or legal representative of the other for any purpose. Neither party has any right or authority to supervise or control the activities of the other party's employees in connection with the performance of this Agreement or to assign or create any application of any kind, express or implied, on behalf of the other party or to bind it in any way, to accept any service of process upon it or to receive any notice of any nature whatsoever on its behalf.

I.       Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware.

J.       Captions

Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

K.       Notice

All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be deemed given when deposited with the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, to the addresses set forth below or to such other address as the parties may, from time to time designate.

President
American International Life Assurance Company of New York
70 Pine Street
New York, NY 10270

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President
AIG Life Insurance Company
70 Pine Street
New York, NY 10270

President
Delaware Management Company, Inc.
One Commerce Square
2005 Market Street
Philadelphia, PA 19103

L.       Notification of Claims

Each party hereto shall promptly notify the other in writing of any claims, demands or actions having any bearing on this Agreement.

M.       Performance in Accordance with Law

Each party agrees to perform its obligations hereunder in accordance with all applicable laws, rules and regulations now or hereafter in effect.

N.       Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement at Wilmington, Delaware on June 29, 1988.

DELAWARE MANAGEMENT COMPANY, INC.

By:
   ------------------------------


AMERICAN INTERNATIONAL LIFE
ASSURANCE COMPANY OF NEW YORK

By:
   ------------------------------


AIG LIFE INSURANCE COMPANY


By:
   ------------------------------

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                                   SCHEDULE A

                          Expenses Delaware Will Defray

In order to benefit the shareholders of the Fund, Delaware will reimburse for servicing expenses subject to the limits specified below.

During the first 2 years from the date of the first public sale, Delaware will reimburse up to the scheduled amounts below to defray a portion of accumulated expenses, which shall include, but not be limited to, printing costs, legal, accounting and actuarial fees, and administrative costs.

                                       First Year
                                       ----------

                               Fund
                               Asset            $ Limit on Delaware
                               Levels           Expense Undertaking

                               S250 MM          $625,000
                               over $250 MM         0
                                                --------

         Total Possible Expense Undertaking     $625,000

                                       Second Year
                                       -----------

                               Fund             $ Limit on Delaware Expense
                               Asset            Expense Undertaking
                               Levels


                               $250 MM          $625,000
                               over $250 MM        0
                                                --------

         Total Possible Expense Undertaking     $625,000

In addition, Delaware will limit the remaining portion of its fees after the above defrayals on the fixed income Series for the first six months or until each Series reaches S25 MM whichever comes first. Delaware will limit its fees to the extent necessary to maintain the total expenses of these series at 80 basis points for each series.

Delaware, shall be provided with adequate verification of expenses to be reimbursed.

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